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                                                                      EXHIBIT 11

                       TEGAL CORPORATION AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                         OF NET INCOME (LOSS) PER SHARE

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         SEPTEMBER 30,           SEPTEMBER 30,
                                                      -------------------     -------------------
                                                       1997        1996        1997        1996
                                                      -------     -------     -------     -------
Net Income (loss).................................    $(1,096)    $   415     $(2,314)    $ 2,160
                                                      =======     =======     =======     =======
Weighted average shares outstanding during the
  period..........................................     10,331      10,104      10,306      10,087
Common stock equivalents..........................         --         543          --         582
                                                      -------     -------     -------     -------
Shares used in per share computation..............     10,331      10,647      10,306      10,669
                                                      =======     =======     =======     =======
          Net income (loss) per share.............    $ (0.11)    $  0.04     $ (0.22)    $  0.20
                                                      =======     =======     =======     =======

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